Exhibit 99.1
         EQUITY INNS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

          ***************************Highlights****************************

     - Fourth Quarter AFFO Increases 39% to $0.18 Per Diluted Share; Exceeds Consensus Estimate -
     -   Fourth Quarter RevPAR Increases 9.5%; Industry RevPAR Increases 8.7% -
     - Company Closes over $190 Million in Acquisitions in 2004; Pipeline Remains Robust -
     -   Balance Sheet Remains Strong -

GERMANTOWN, Tenn., February 22, 2005 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced its results for the fourth quarter and year ended December 31, 2004.

Net loss applicable to common shareholders for the fourth quarter 2004 was $4.3 million, compared to a net loss of $19.7 million in the fourth quarter 2003. Net loss per diluted share was $0.09, versus a loss of $0.46 in the fourth quarter 2003, an improvement of 80%. The Company reported a loss from continuing operations for the fourth quarter 2004 of $989,000, versus a loss from continuing operations of $16.2 million in the prior year quarter. Results for the fourth quarter 2003 included a $14.5 million net deferred income tax expense primarily due to the write off of a deferred income tax asset. At year-end 2003, the Company discontinued recording a deferred income tax benefit.

Net loss applicable to common shareholders for the full year 2004 was $3.5 million, or $0.08 per diluted share, compared to a net loss of $22.9 million, or $0.56 per diluted share in the prior year. The Company reported income from continuing operations for 2004 of $5.8 million, versus a loss from continuing operations of $10.3 million in 2003. Results for 2003 included a $9.8 million net deferred income tax expense.

Financial Highlights for the Fourth Quarter and Full Year 2004:

Howard A. Silver, President and Chief Executive Officer, stated, "We are extremely pleased to have completed 2004 with a very strong performance. Our fourth quarter results reflect, in large part, the early success of our acquisition strategy. In anticipation of improving business fundamentals, we executed 20 hotel acquisitions during 2004 that bolstered our revenue and operating results in the fourth quarter. These 20 hotels delivered a RevPAR increase of 21.8% in the fourth quarter as compared to the fourth quarter 2003, thus generating higher margins that largely fueled the Company's fourth quarter adjusted funds from operations (AFFO) increase of 39%. Ten of these hotels also benefited from an extraordinary amount of business in Florida related to the clean up and insurance issues following the large hurricanes that struck Florida in 2004. Our internal strategies also contributed to the AFFO increase as the 90 hotels that we owned since the onset of 2004 generated a solid RevPAR gain of 6.7%. At year-end 2004, Equity Inns' total market capitalization exceeded $1 billion, representing an increase of 38% from year-end 2003."

In the fourth quarter of 2004, the Company produced its largest quarterly RevPAR increase in its history. During the quarter, 51 of Equity Inns' 110 hotels had RevPAR growth in excess of 10%. This RevPAR improvement was the primary driver of the Company's improved hotel operating results. The Company's gross operating profit (GOP) margin increased 220 basis points to 38.5% from 36.3% in the fourth quarter of 2003. The majority of this improvement was attributable to the 20 hotels that the Company acquired during 2004.

AFFO for the fourth quarter 2004 increased $3.5 million to $9.0 million, or $0.18 per diluted share, versus AFFO of $5.5 million, or $0.13 per diluted share, for the fourth quarter 2003. Equity Inns' fourth quarter AFFO increase stems primarily from the $3.0 million accretive effect of its 2004 acquisitions, most of which was earned in the second half of the year. In addition, same-store hotel net operating income contributed $1.1 million. Adjusted EBITDA was $18.6 million in the fourth quarter 2004 versus $14.3 million in the same period last year. For the full year ended December 31, 2004, Equity Inns reported a 13% increase in AFFO per diluted share to $0.85 as compared to $0.75 in the prior year.

Fourth quarter 2004 revenue was $66.3 million, an increase of 27.0% from $52.4 million in the fourth quarter 2003. The improvement was driven by incremental revenue of $10.4 million from acquisitions completed in 2004 and an increase of $3.5 million from same-store hotel revenue. Hotel room revenue rose 26.8% to $62.9 million from $49.6 million in the fourth quarter 2003. All comparable hotel revenue benefited from a 9.5% gain in hotel RevPAR due to a 5.2% increase in the Company's average daily rate (ADR) and a 260 basis point increase in the occupancy rate to 65.9%. ADR rose to $81.80 from $77.76 in the fourth quarter of 2003. RevPAR growth was strong throughout the fourth quarter of 2004 - RevPAR increased 7.7% in October, 11.1% in November and 9.8% in December, as compared to the same periods in the prior year. Moreover, the strength has continued into early 2005, with January RevPAR up 14.4%.

Additional Fourth Quarter Events:

o In early November, the Company completed the acquisition of a Marriott Courtyard located in Dalton, Georgia and a Hilton Garden Inn located in Louisville, Kentucky for approximately $14.4 million. Both properties are five years old and collectively add 205 rooms.

o On November 19, 2004, Equity Inns completed a refinancing of an existing mortgage related to its Hampton Inn in San Antonio, Texas. The Company refinanced $5.3 million of 10% senior debt with $5.7 million of senior debt at a fixed rate of 5.4% per year. Related to this refinancing, the Company incurred a prepayment penalty of $300,000, however, the transaction will save the Company over $200,000 in interest expense annually.

o On December 15, 2004, Equity Inns announced that it had reached an agreement to purchase two Marriott hotels in Jacksonville, Florida for approximately $12.5 million, expanding the Company's presence in one of the nation's fastest growing markets. The hotels include an 81-room Marriott Courtyard and a 78-suite Residence Inn by Marriott. The average age of the properties is less than five years. The Company still expects to close these acquisitions by the end of the first quarter 2005.

o On December 20, 2004, Equity Inns completed the acquisition of four additional hotels from the McKibbon Hotel Group for approximately $29.5 million, which brings the total to 13 hotels purchased from McKibbon during 2004. The four properties are Marriott brand hotels with an average age of seven years, and collectively add 322 rooms. The hotels acquired include a Courtyard in Knoxville, Tennessee, a Residence Inn in Macon, Georgia, a Courtyard in Mobile, Alabama and the Company's first Springhill Suites in Asheville, North Carolina.

Recent Events:

o On January 4, 2005, the Company announced the promotion of Howard A. Silver to Chief Executive Officer, succeeding Phillip H. McNeill, Sr. who will remain Chairman of the Board. Mr. Silver will continue to serve as President of the Company. Equity Inns also announced that it has hired Ed Ansbro as Senior Vice President of Real Estate.

o On January 26, 2005, the Company completed the sale of a 123-room exterior corridor Hampton Inn located in Birmingham, (Vestavia) Alabama for $3.95 million. In conjunction with this sale, the Company recorded an impairment loss of $1.9 million at the end of 2004.

Mr. Silver added, "In January 2005, the Company announced changes to our senior management team. I am honored to assume the responsibilities of CEO and would like to thank Phil for his vision and leadership over the past 11 years. We are fortunate to have continued access to his knowledge and industry insight, as he will remain as Chairman of the Board. The team we have in place has many years of experience in areas that are critical to our success, including hotel operations, finance and real estate, which provides the Company with strong leadership to ensure that we continue to achieve solid results."

Mr. Silver concluded, "Over the past several years, we have put in-place internal and external growth strategies with the goal of delivering consistent results, dividends and long-term shareholder value. Our performance in 2004 also highlights the growth our strategies deliver when the industry is healthy. We believe that our strategy of increasing ADR delivers superior RevPAR and AFFO improvement relative to the industry, while our strategy of upgrading our hotel portfolio should add measurably to our operating results. The foundation that we have built over the past several years positions us well for continued growth in 2005 and beyond."

2005 Guidance:

Based upon expectations for continued improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company expects that 2005 adjusted EBITDA will range from $90.5 million to $95.5 million. The Company also expects 2005 full year RevPAR increases will be in the range of 3% to 5% and anticipates 2005 capital expenditures will be approximately $25 million.

As a result of these assumptions, management expects 2005 FFO between $0.92 and $1.02 per diluted share and net income per share to be in the range of $0.11 to $0.21. For 2005, the Company does not currently anticipate any differences between funds from operations (FFO) and AFFO per diluted share.

Equity Inns expects the quarters will contribute to the full year as follows: first quarter -- 21%, second quarter -- 28%, third quarter -- 33%, and fourth quarter -- 18%.

Capital Structure:
At December 31, 2004, Equity Inns had $439.2 million of long-term debt outstanding, which included $72.0 million drawn under its $110 million line of credit. The weighted average interest rate and life of the Company's debt was 7% and 4.6 years, respectively. The weighted average interest rate represents a decrease of 90 basis points since year-end 2003. The total debt represented 39.3% of the historical cost of hotels, remaining low in comparison to prior years. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to 92.5% of total debt.

Dividend:

The level of Equity Inns' common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. For the fourth quarter 2004, Equity Inns paid a $0.13 common dividend per share and $0.546875 preferred dividend per share. The cash available for distribution (CAD) payout ratio was approximately 75% for the twelve-month period ended December 31, 2004.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's fourth quarter 2004 results after the market close on February 22, 2005, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (800)-289-0572 or for international participants
(913)-981-5543. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call will also be available by telephone until midnight, on March 1, 2005 by dialing 888-203-1112 or 1-719-457-0820 for international participants. The pass code is 413099.

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2004 and 2005 FFO and AFFO per diluted share. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our periodic filings with the United States Securities and Exchange Commission (SEC), including our Form 8-K dated March 11, 2004. We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K for the year ended December 31, 2003 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations (ii) Adjusted Funds From Operations, (iii) Adjusted EBITDA, (iv) Cash Available for Distribution (CAD) and (v) CAD Payout Ratio. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

FFO

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (loss) applicable to common shareholders excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effect of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. FFO is also used by management in the annual budget process.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures or similarly titled measures as reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels held for sale, the loss on redemption of Series A preferred stock, prepayment penalties on extinguishment of debt, and the Company's non-cash deferred income tax valuation allowance and deferred income tax benefits. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non- recurring items arising from the Company's financing activities, tax reporting and impairment charges on hotels held for sale. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, a loss on redemption of Series A preferred stock, losses from discontinued operations and minority interests because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

FFO, AFFO, FFO per Share, AFFO per Share, Adjusted EBITDA, CAD, and CAD Payout Ratio presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company currently owns 109 hotels with 13,385 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc.
         Howard Silver
         Mitch Collins, 901/754-7774
                 Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203/682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)



                                                                            December 31,             December 31,
                                                                                2004                    2003
                                                                            ------------            -------------
ASSETS
Investment in hotel properties, net                                           $852,755                $681,478
Assets held for sale                                                             3,849                  10,242
Cash and cash equivalents                                                        6,991                   8,201
Accounts receivable, net of doubtful accounts
    of $225 and $200, respectively                                               7,543                   5,069
Notes receivable, net                                                                -                   4,917
Deferred expenses, net                                                           8,679                   8,291
Deposits and other assets, net                                                  13,437                   6,083
                                                                              --------                --------

       Total assets                                                           $893,254                $724,281
                                                                              ========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                $439,183                $329,774
Accounts payable and accrued expenses                                           30,366                  22,913
Distributions payable                                                            8,090                   6,939
Interest rate swaps                                                                119                     931
Minority interests in Partnership                                                9,064                   7,338
                                                                              --------                --------

       Total liabilities                                                       486,822                 367,895
                                                                              --------                --------

Commitments and Contingencies

Shareholders' equity:

Preferred stock (Series B), 8.75%, $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding                    83,524                  83,524
Common stock, $.01 par value, 100,000,000
  shares authorized, 51,872,460 and 43,305,827
  shares issued and outstanding                                                    519                     433
Additional paid-in capital                                                     542,397                 463,691
Treasury stock, at cost, 747,600 shares                                        (5,173)                 (5,173)
Unearned directors' and officers' compensation                                 (2,211)                   (123)
Distributions in excess of net earnings                                      (212,505)               (185,035)
Unrealized loss on interest rate swaps                                           (119)                   (931)
                                                                              -------                 -------

       Total shareholders' equity                                              406,432                 356,386
                                                                              --------                --------

       Total liabilities and shareholders' equity                             $893,254                $724,281
                                                                              ========                ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                       For the Three Months Ended           For the Twelve Months Ended
                                                              December 31,                          December 31,
                                                         2004            2003                2004               2003
                                                       -------         -------             --------           --------
Revenue:
   Room revenue                                        $62,857        $ 49,578             $244,215           $216,735
   Other hotel revenue                                   3,333           2,708               12,265             11,057
   Other revenue                                           102             140                  429                623
                                                       -------        --------             --------           --------
       Total revenue                                    66,292          52,426              256,909            228,415

Operating expenses:
   Direct hotel expenses                                37,884          30,520              145,474            128,592
   Other hotel expenses                                  2,467           2,033                9,169              8,230
   Depreciation                                         11,477           9,615               40,809             38,105
   Property taxes, rental expense and insurance          4,925           3,991               17,965             17,723
   General and administrative expenses:
       Non-cash stock-based compensation                   391             128                  844                551
       Other general and administrative expenses         2,031           1,459                7,421              6,653
                                                       -------        --------             --------           --------
       Total operating expenses                         59,175          47,746              221,682            199,854

Operating income                                         7,117           4,680               35,227             28,561

Interest expense, net                                    8,250           6,927               29,535             29,593
                                                       -------        --------             --------           --------

Income (loss) from continuing operations before
   minority interests and income taxes                  (1,133)         (2,247)               5,692             (1,032)

   Minority interests income (expense)                     144             504                   91                495
   Deferred income tax benefit (expense)                     -         (14,501)                   -             (9,777)
                                                       -------        --------             --------           --------

Income (loss) from continuing operations                  (989)        (16,244)               5,783            (10,314)

Discontinued operations:
   Gain (loss) on sale of hotel properties                 367              26                   47              1,248
   Loss on impairment of hotels held for sale           (1,883)         (1,049)              (1,883)            (4,605)
   Income (loss) from operations of
       discontinued operations                             110            (561)                 136                (18)
                                                       -------        --------             --------           --------
   Loss from discontinued operations                    (1,406)         (1,584)              (1,700)            (3,375)
                                                       -------        --------             --------           --------

Net income (loss)                                       (2,395)        (17,828)               4,083            (13,689)
Loss on redemption of Series A preferred stock               -               -                    -             (2,408)
Preferred stock dividends                               (1,887)         (1,871)              (7,547)            (6,823)
                                                       -------        --------             --------           --------

Net loss applicable to common shareholders             $(4,282)       $(19,699)            $ (3,464)          $(22,920)
                                                       =======        ========             ========           ========

Net loss per share data:
   Basic and diluted income (loss) per share:
       Continuing operations                           $ (0.06)       $  (0.43)            $  (0.04)          $  (0.48)
       Discontinued operations                           (0.03)          (0.03)               (0.04)             (0.08)
                                                       -------        --------             --------           --------

Net loss per common share                              $ (0.09)       $  (0.46)            $  (0.08)          $  (0.56)
                                                       =======        ========             ========           ========

Weighted average number of common shares
   outstanding, basic and diluted                       49,724          42,363               45,800             40,999
                                                       =======        ========             ========           ========

         RECONCILIATION OF NET INCOME TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net loss to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                                  For the Three                 For the Twelve
                                                                  Months Ended                   Months Ended
                                                                  December 31,                   December 31,
                                                               2004          2003             2004           2003
                                                             -------       --------         -------        --------
Net loss applicable to common shareholders                   $(4,282)      $(19,699)        $(3,464)       $(22,920)
   Add:
     Gain on sale of hotel properties                           (367)           (26)            (47)         (1,248)
     Minority interests (income) expense                        (144)          (504)            (91)           (495)
     Depreciation                                             11,477          9,721          40,809          38,472
     Depreciation from discontinued operations                    97             83             362             898
                                                             -------       --------         -------        --------

Funds From Operations (FFO)                                    6,781        (10,425)         37,569          14,707

Loss on impairment of hotels held for sale                     1,883          1,049           1,883           4,605
Loss on redemption of Series A preferred stock                     -              -               -           2,408
Prepayment penalty on extinguishment of debt                     300              -             300               -
Deferred income tax asset valuation allowance                      -         16,789               -          16,789
Deferred income tax benefit                                        -         (1,923)              -          (7,011)
                                                             -------       --------         -------        --------

Adjusted Funds From Operations (AFFO)                          8,964          5,490          39,752          31,498

Add:
   Amortization of debt issuance costs                           738            375           1,973           2,162
   Amortization of deferred expenses and
     unearned compensation                                       440            200           1,058             735
   Amortization from discontinued operations                       -              -               -               6

Capital reserves                                              (2,514)        (1,983)         (9,769)         (8,669)
                                                             -------       --------         -------        --------

Cash Available for Distribution                              $ 7,628       $  4,082         $33,014        $ 25,732
                                                             =======       ========         =======        ========

Weighted average number of diluted common
   shares and Partnership units outstanding                   51,003         43,508          47,005          42,151
                                                             =======       ========         =======        ========

Funds From Operations per Share and Unit                     $  0.13       $  (0.24)        $  0.80        $   0.35
                                                             =======       ========         =======        ========

Adjusted Funds From Operations per Share
   and Unit                                                  $  0.18       $   0.13         $  0.85        $   0.75
                                                             =======       ========         =======        ========

Cash Available for Distribution per Share
   and Unit                                                  $  0.15       $   0.09         $  0.70        $   0.61
                                                             =======       ========         =======        ========

                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net loss applicable to common shareholders to Adjusted EBITDA (in thousands):


                                                  For the Three Months Ended           For the Twelve Months Ended
                                                         December 31,                         December 31,
                                                  ----------------------------        -----------------------------
                                                   2004                 2003             2004                2003
                                                  -------             --------         -------              -------
Net loss applicable to common
   shareholders                                   $(4,282)            $(19,699)        $(3,464)             $(22,920)

Add:
   Preferred stock dividends                        1,887                1,871           7,547                 6,823
   Loss on redemption of Series A
     preferred stock                                    -                    -               -                 2,408
   Loss from discontinued operations                1,406                1,584           1,700                 3,375
   Deferred income tax (benefit) expense                -               14,501               -                 9,777
   Minority interests (income) expense               (144)                (504)            (91)                 (495)
   Interest expense, net                            8,250                6,927          29,535                29,593
   Depreciation                                    11,477                9,615          40,809                38,105
                                                  -------             --------         -------              --------

Adjusted EBITDA                                   $18,594             $ 14,295         $76,036              $ 66,666
                                                  =======             ========         =======              ========

                                Equity Inns, Inc.
                                Hotel Performance
              For the Three Months Ended December 31, 2004 and 2003

                               All Comparable (1)



                                                    RevPAR (2)                    Occupancy                            ADR
                                             -----------------------         ----------------------           ----------------------
                               # of                         Variance                      Variance                        Variance
                              Hotels           2004         to 2003           2004         to 2003             2004        to 2003
                              ------          ------        --------         ------       ---------           ------      ----------
Portfolio                       110           $53.93          9.5%             65.9%       2.6 pts.            $81.80         5.2%

Franchise
  AmeriSuites                    18           $46.25          7.0%             64.9%       2.7 pts.            $71.27         2.5%
  Comfort Inn (3)                 2           $38.54        -28.8%             45.8%     -19.2 pts.            $84.12         1.0%
  Courtyard                       8           $69.68          9.9%             75.5%       5.0 pts.            $92.34         2.6%
  Hampton Inn                    49           $46.79         12.5%             61.8%       2.9 pts.            $75.69         7.2%
  Hampton Inn & Suites            1           $97.29         54.5%             86.5%      12.0 pts.           $112.48        33.0%
  Hilton Garden Inn               1           $51.25          5.5%             62.8%       1.2 pts.            $81.65         3.5%
  Holiday Inn                     4           $36.12          6.2%             56.6%       5.0 pts.            $63.83        -3.1%
  Homewood Suites                 9           $76.92          7.8%             74.3%       2.6 pts.           $103.48         3.9%
  Residence Inn                  17           $67.57          7.8%             74.4%       1.8 pts.            $90.86         5.2%
  Springhill Suites               1           $72.61         11.7%             84.7%       6.3 pts.            $85.71         3.3%

Region
  East North Central             14           $50.18          8.5%             59.8%       3.3 pts.            $83.92         2.5%
  East South Central             17           $47.06          5.2%             63.9%       0.0 pts.            $73.71         5.1%
  Middle Atlantic                 6           $59.68         -3.6%             60.6%      -7.2 pts.            $98.47         7.8%
  Mountain                       10           $51.70         15.4%             67.7%       6.0 pts.            $76.40         5.2%
  New England                     5           $56.78          7.2%             65.0%       3.8 pts.            $87.35         0.9%
  Pacific Northwest               2           $72.24         11.3%             72.1%       2.3 pts.           $100.16         7.8%
  South Atlantic                 39           $59.24         12.1%             71.1%       3.0 pts.            $83.33         7.4%
  West North Central              7           $49.42         12.0%             64.2%       4.5 pts.            $77.01         4.1%
  West South Central             10           $47.19         11.1%             62.2%       4.6 pts.            $75.85         2.9%

Type
  All Suite                      18           $46.25          7.0%             64.9%       2.7 pts.            $71.27         2.5%
  Extended Stay                  26           $71.44          7.8%             74.4%       2.1 pts.            $96.08         4.7%
  Full Service (3)                6           $41.83         -4.9%             55.7%      -1.7 pts.            $75.15        -2.0%
  Limited Service                60           $50.29         13.1%             63.9%       3.2 pts.            $78.70         7.4%




(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.

(3) During the three months ended December 31, 2004, the Company had 56 rooms out of service due to recent hurricane damage.

                                Equity Inns, Inc.
                                Hotel Performance
             For the Twelve Months Ended December 31, 2004 and 2003
                               All Comparable (1)


                                                      RevPAR (2)                    Occupancy                          ADR
                                              -----------------------         ----------------------           ---------------------
                               # of                         Variance                       Variance                        Variance
                              Hotels           2004          to 2003           2004         to 2003             2004        to 2003
                              ------          ------        ---------         ------       ---------           ------      ---------
Portfolio                       110           $56.66          5.3%             69.3%       1.1 pts.            $81.79         3.6%

Franchise
  AmeriSuites                    18           $49.22          3.0%             67.8%      -0.9 pts.            $72.55         4.4%
  Comfort Inn                     2           $57.06         -6.0%             65.8%      -4.7 pts.            $86.71         0.7%
  Courtyard                       8           $70.54          6.2%             76.9%       2.2 pts.            $91.73         3.2%
  Hampton Inn                    49           $48.83          6.2%             64.9%       1.3 pts.            $75.27         4.0%
  Hampton Inn & Suites            1           $87.99         30.3%             82.4%       9.7 pts.           $106.74        14.9%
  Hilton Garden Inn               1           $57.41          5.0%             67.4%       1.2 pts.            $85.21         3.1%
  Holiday Inn                     4           $39.19          6.2%             59.7%       4.7 pts.            $65.64        -2.1%
  Homewood Suites                 9           $79.27          6.1%             77.4%       2.3 pts.           $102.37         2.9%
  Residence Inn                  17           $72.19          3.3%             78.6%       0.4 pts.            $91.90         2.8%
  Springhill Suites               1           $63.42          6.7%             78.8%       3.6 pts.            $80.46         1.9%

Region
  East North Central             14           $52.79          1.8%             62.4%       0.1 pts.            $84.61         1.6%
  East South Central             17           $49.76          2.4%             67.8%       0.0 pts.            $73.42         2.4%
  Middle Atlantic                 6           $68.95         -1.1%             69.7%      -2.9 pts.            $98.96         3.0%
  Mountain                       10           $55.26          6.7%             71.0%       0.5 pts.            $77.81         5.9%
  New England                     5           $54.10         -1.4%             63.7%      -0.8 pts.            $84.89        -0.2%
  Pacific Northwest               2           $78.33          8.1%             76.8%       1.6 pts.           $102.04         5.9%
  South Atlantic                 39           $61.32          9.2%             74.2%       2.5 pts.            $82.65         5.5%
  West North Central              7           $52.27          7.5%             67.8%       2.9 pts.            $77.11         2.9%
  West South Central             10           $48.98          4.8%             64.6%       2.1 pts.            $75.87         1.4%

Type
  All Suite                      18           $49.22          3.0%             67.8%      -0.9 pts.            $72.55         4.4%
  Extended Stay                  26           $75.12          4.5%             78.1%       1.2 pts.            $96.20         2.9%
  Full Service                    6           $50.18          2.0%             63.1%       1.3 pts.            $79.53        -0.2%
  Limited Service                60           $51.80          6.9%             66.7%       1.7 pts.            $77.71         4.2%





(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.